  As filed with the Securities and Exchange Commission on November 15, 1996
                                                         Registration No. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                             ---------------------

                              STORAGE TRUST REALTY
            (Exact name of Registrant as specified in its charter)

              MARYLAND                             43-1689825
      (State of organization)       (I.R.S. Employer Identification Number)

  2407 RANGELINE STREET           MICHAEL G. BURNAM            COPY TO:
COLUMBIA, MISSOURI 65202        2407 RANGELINE STREET     Edward J. Schneidman
     (573) 499-4799           COLUMBIA, MISSOURI 65202    Mayer, Brown & Platt
(Address, including zip code,       (573) 499-4799      190 South LaSalle Street
    and telephone number,     (Name, address, including     Chicago, Illinois
   including area code, of     zip code, and telephone            60603
   Registrant's principal      number, including area
     executive offices)      code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / --------------------
      If this form is a post-effective amendment filed pursuant to Rule
462(e) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering: / / ------------------------------
      If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box: / /
                             ---------------------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF                 AMOUNT TO BE          AGGREGATE PRICE        AGGREGATE OFFERING    REGISTRATION
      SECURITY TO BE REGISTERED                 REGISTERED           PER SECURITY <F1>          PRICE <F1>             FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest,
par value $0.01 per share                          <F2>                  <F2><F3>                  <F2>                --
------------------------------------------------------------------------------------------------------------------------------------
Common Share Warrants                            <F2><F3>                <F2><F3>                <F2><F3>              --
------------------------------------------------------------------------------------------------------------------------------------
Shareholder Purchase Rights                        <F4>                    N/A                      N/A               N/A
------------------------------------------------------------------------------------------------------------------------------------
Total                                           $150,000,000             <F2><F3>               $150,000,000        $45,713
====================================================================================================================================

<F1>  Estimated solely for purposes of determining the registration fee.
<F2>  In no event will the aggregate initial price of Common Shares of
      Beneficial Interest and Common Share Warrants registered under this registration statement exceed $150,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies including European Currency Units.
<F3>  Subject to Footnote <F2>, there is being registered hereunder an indeterminate number of Common Share Warrants representing rights to purchase Common Shares of Beneficial Interest registered pursuant to this Registration Statement.
<F4>  There are hereby registered such indeterminate number of Shareholder
      Purchase Rights as may be issued as a dividend, for which no separate consideration will be received, to holders of Common Shares of Beneficial Interest entitling such holders to subscribe for and purchase Common Shares of Beneficial Interest registered hereunder.
<F5>  Of the $150,000,000 of securities registered hereby, $6,165,000 Common
      Shares of Beneficial Interest were registered pursuant to Registration Statement No. 333-5363, are unissued as of the date hereof and will remain designated for Common Shares of Beneficial Interest. A registration fee of $2,126 was previously paid with respect to such securities and is included in the amount stated above.

      Pursuant to Rule 429 under the Securities Act, the Prospectus filed as part of this Registration Statement relates to the securities registered hereby, including the remaining unsold $6,165,000 of Common Shares of Beneficial Interest previously registered by the Registrant under its Registration Statement on Form S-3 (File No. 333-5363). Such Registration Statement is amended to reflect the information contained herein.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

      PROSPECTUS
      ----------
                           SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS DATED NOVEMBER 15, 1996

*******************************************************************************
* INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A       *
* REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE *
* SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY*
* OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT      *
* BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR *
* THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE    *
* SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE  *
* UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS   *
* OF ANY SUCH STATE.                                                          *
*******************************************************************************

                           STORAGE TRUST REALTY
                               $150,000,000
                COMMON SHARES AND COMMON SHARE WARRANTS


      Storage Trust Realty (the "Company") may from time to time offer and sell in one or more series (i) common shares of beneficial interest, par value $.01 per share (the "Common Shares"), and (ii) warrants to purchase Common Shares (the "Common Share Warrants"), with an aggregate public offering price of up to $150,000,000, on terms to be determined by market conditions at the time of offering. The Common Shares and Common Share Warrants (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement").

      The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Shares, any initial public offering price, and (ii) in the case of Common Share Warrants, the duration, offering price, exercise price and detachability, if applicable, along with any other relevant specific terms. In addition, such specific terms may include limitations on direct or indirect beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate in the judgment of the Company's Board of Trustees to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes.

      The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

      The Offered Securities may be offered directly by the Company, or through agents designated from time to time by the Company, or to or through underwriters or dealers. As set forth under "Description of Shareholder Purchase Rights" and "Plan of Distribution," the Company may sell the Offered Securities to investors directly through subscription rights ("Shareholder Purchase Rights"). If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Description of Shareholder Purchase Rights" and "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                                -----------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------


     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
          ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

                                -----------------


                  The date of this Prospectus is-------, 1996.

                           AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can be obtained from the Commission's Web site at http://www.sec.gov. The Company's outstanding Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "SEA", and all such reports, proxy material and other information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                             INCORPORATION BY REFERENCE

      The following documents filed by the Company with the Commission (File No. 1-13462) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

      (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

      (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

      (3) The Company's Current Reports on Form 8-K dated March 5, 1996 (filed March 13, 1996), May 24, 1996 (filed June 7, 1996), June 25, 1996 (filed June 25, 1996) and September 16, 1996 (filed October 29, 1996);

      (4) Description of the Common Shares included in the Registration Statement on Form 8-A dated October 14, 1994 (filed October 14,
            1994).

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is or is deemed to be incorporated by reference herein, modifies or supersedes any such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Storage Trust Realty, 2407

Rangeline Street, Columbia, Missouri 65202, Attention:  Secretary, telephone
(573) 499-4799.

                                 THE COMPANY

      The Company and its affiliates constitute a self-administered and self-managed real estate investment trust (a "REIT") which was organized in November 1994 to continue and expand the self-storage facility business conducted by Burnam Holding Companies Co. and certain of its affiliates (collectively, "BHC" or the "Predecessor Company") since 1974. The Company and its affiliates own, manage, lease, acquire and develop self-storage facilities. The Company owns and operates self-storage facilities ("Facilities") in the Southern, Mid-Atlantic, Midwestern and Western regions of the United States. The Company offers a broad range of features and amenities to its customers, including uniformed customer service-oriented facility managers, door alarms, lighting systems, video cameras, twenty-four hour computer-controlled access, climate-controlled storage spaces, attractive buildings and wide drive aisles.

      The business of the Company is operated through Storage Trust Properties, L.P. (the "Operating Partnership") and Storage Realty Management Co. (the "Subsidiary Company"). Substantially all of the Company's assets and interest in self-storage facilities are held by, and all of its operations are conducted through, the Operating Partnership. The Company is the sole general partner of, and thereby controls the operations of, the Operating Partnership, holding an approximately 93.8% (as of October 31,
1996) ownership interest therein. The remaining ownership interests in the Operating Partnership (the "Units") are primarily held by certain owners of the Predecessor Company, including BHC (collectively, "Original Investors"), and certain former owners of assets acquired by the Operating Partnership subsequent to the Company's initial public offering of Common Shares. The Subsidiary Company manages Facilities owned by unrelated third parties and conducts various other businesses, such as the sale of locks and the processing of customer property insurance, at various Facilities. Through its ownership of the preferred stock of the Subsidiary Company, the Operating Partnership enjoys substantially all of the economic benefit of the businesses carried on by the Subsidiary Company.

      The Company was formed as a Maryland real estate investment trust on July 12, 1994. The Company's executive offices are located at 2407 Rangeline Street, Columbia, Missouri 65202 and its telephone number is (573) 499-4799.


                              USE OF PROCEEDS

      Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Offered Securities for the acquisition and development of self-storage facilities as suitable opportunities arise, improvement of the Facilities owned by the Company, repayment of certain then-outstanding secured or unsecured indebtedness and for general corporate purposes.


                       DESCRIPTION OF COMMON SHARES

GENERAL

      The Second Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust") provides that the Company may issue up to 150,000,000 shares of beneficial interest, $.01 par value per share, consisting of common shares and such other types or classes of securities of the Company as the Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Company. No holder of any class of shares of beneficial interest of the Company has any preemptive right to subscribe to any securities of the Company except as may be granted by the Board of Trustees in authorizing the issuance or reclassification of a class of shares of beneficial interest. For a description of certain provisions that could have the effect of delaying, deferring or preventing a change in control, see "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

      The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and the Amended and Restated Bylaws of the Company (the "Bylaws"). For further information regarding the Common Shares, see "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

      All the Common Shares covered by the Registration Statement of which this Prospectus is a part will be, when issued, duly authorized, fully paid and, except as described under "Shareholder Liability" below, non-assessable. Subject to the provisions of the Declaration of Trust regarding Excess Shares (as defined therein), each outstanding Common Share entitles the holder thereof to one vote on all matters voted on by shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Distributions may be paid to the holders of Common Shares if and when declared by the Board of Trustees of the Company out of funds legally available therefor, subject to the provisions of the Declaration of Trust regarding Excess Shares. The Company currently pays regular quarterly dividends. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of the Company. If the Company is liquidated, each outstanding Common Share will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company and the rights of holders of any preferred shares of beneficial interest of the Company. The rights of holders of Common Shares are subject to the rights and preferences established by the Board of Trustees for any preferred shares of beneficial interest which may subsequently be issued by the Company.

RESTRICTIONS ON TRANSFER

      Ownership Limits. The Declaration of Trust contains certain restrictions on the number of Common Shares that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its shares of beneficial interest (after taking into account options to acquire shares of beneficial interest and shares of beneficial interest issuable on conversion of convertible securities) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a short taxable year. The Common Shares must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to qualify as a REIT, the Declaration of Trust contains restrictions on the acquisition of Common Shares intended to ensure compliance with these requirements.

      Subject to certain exceptions specified in the Declaration of Trust, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6% (the "Ownership Limit") of the number or value of the issued and outstanding shares of beneficial interest of the Company. The Company's Board of Trustees, upon receipt of a ruling from the Internal Revenue Service (the "Service") or an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the proposed transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board of Trustees of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT.
Any transfer of shares that would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in the shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution) as provided in Section 856(a) of the Code, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void ab initio, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines, which determination must be approved by the shareholders, that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

      The Company's Board of Trustees has, by resolution, excluded from the foregoing ownership restriction BHC and Gordon Burnam, Bonnie Burnam, Kimberly Flower, P. Crismon Burnam, Michael G. Burnam, Timothy B. Burnam, any member of their respective immediate families and any of their respective affiliates, heirs, devisees, legal representatives, successors or beneficiaries (the "Burnam Family"), who collectively may own up to 25% of the outstanding shares of beneficial interest of the Company as a group. Additionally, the Declaration of Trust excludes from the foregoing ownership restriction certain Original Investors (and their transferees) who would exceed the Ownership Limit as a result of the exchange of Units for Common Shares. In no event will such persons be entitled to acquire additional shares of beneficial interest of the Company such that the five largest beneficial owners of shares of beneficial interest of the Company hold more than 50% of the total outstanding shares.

      Any shares the purported transfer of which would result in a person owning shares of beneficial interest in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the Declaration of Trust to a party not affiliated with the Company designated by the Company as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board of Trustees as the beneficiary or beneficiaries of the trust (the "Charitable Beneficiary"), until such time as the Excess Shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these Excess Shares are held in trust, they will not be entitled to share in any distributions which will be paid to the trust for the benefit of the Charitable Beneficiary and may only be voted by the trustee for the benefit of the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares shall be transferred by the trustee at the direction of the Company to any person (if the Excess Shares would not be Excess Shares in the hands of such person). The purported transferee will receive the lesser of (i) the price paid by the purported transferee for the Excess Shares (or, if no consideration was paid, fair market value on the day of the event causing the Excess Shares to be held in trust) and (ii) the price received from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the purported transferee will be paid to the Charitable Beneficiary. In addition, such Excess Shares held in trust are subject to purchase by the Company for a 90 day period at a purchase price equal to the lesser of (i) the price paid for the Excess Shares by the purported transferee (or, if no consideration was paid, fair market value at the time of the event causing the shares to be held in trust) and (ii) the fair market value of the Excess Shares on the date the Company elects to purchase. Fair market value, for these purposes, means the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which the relevant class of shares of beneficial interest may be traded, or if not then traded over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the Board of Trustees of the Company.

      From and after the purported transfer to the purported transferee of the Excess Shares, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the Excess Shares except the right to payment on the transfer of the Excess Shares as described above. Any distribution paid to a purported transferee on Excess Shares prior to the discovery by the Company that such Excess Shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid, upon demand, to the Company, which shall pay any such amounts to the trust for the benefit of the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

      All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

      All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding shares of beneficial interest of the Company must give a written notice containing certain information to the Company by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Company's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

SHAREHOLDER LIABILITY

      Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligations of the Company (other than the obligation to pay to the Company the consideration for which shares were or are to be issued) solely by virtue of his status as a shareholder. The Declaration of Trust further provides that the Company shall indemnify each shareholder against claims or liabilities to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, unless such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence, and provided that the shareholder gives prompt notice as to any such claims or liabilities and takes such action as will permit the Company to conduct the defense thereof. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

TRANSFER AGENT AND REGISTRAR

      Boatmen's Trust Company (510 Locust Street, St. Louis, Missouri 63178) has been appointed as transfer agent and registrar for the Common Shares.


                     DESCRIPTION OF COMMON SHARE WARRANTS

      The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. The following summaries of certain provisions of the Warrant Agreement and the Common Share Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Common Share Warrant certificates relating to each series of Common Share Warrants, which will be filed, at or prior to the time of the issuance of such series of Common Share Warrants, with the Commission as exhibits to a document incorporated by reference in this Prospectus.

      If Common Share Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Common Share Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of Common Shares purchasable upon exercise of such Common Share Warrants and the exercise price; (iii) whether such Common Share Warrants are being offered with Common Shares and the number of such Common Share Warrants being offered with such Common Shares; (iv) the date, if any, on and after which such Common Share Warrants and the related Common Shares will be transferable separately; (v) the date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vi) any special United States Federal income tax consequences; and (vii) any other material terms of such Common Share Warrants.

      Common Share Warrant certificates may be exchanged for new Common Share Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Common Share Warrants to purchase Common Shares, holders of such Common Share Warrants will not have any rights of holders of such Common Shares, including the right to receive payments of dividends, if any, on such Common Shares, or to exercise any applicable right to vote.

      To protect the Company's status as a REIT, restrictions on ownership of Common Share Warrants similar to the restrictions on ownership of Common Shares will be imposed and enforced. See "Description of Common
Shares--Restrictions on Transfer."

EXERCISE OF COMMON SHARE WARRANTS

      Each Common Share Warrant will entitle the holder thereof to purchase such number of Common Shares at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Common Share Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Common Share Warrants will become void.

      Common Share Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Common Shares purchasable upon such exercise together with certain information set forth on the reverse side of the Common Share Warrant certificate. Common Share Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days of the Common Share Warrant certificate evidencing such Common Share Warrants. Upon receipt of such payment and the Common Share Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Common Shares purchasable upon such exercise. If fewer than all of the Common Share Warrants represented by such Common Share Warrant certificate are exercised, a new Common Share Warrant certificate will be issued for the remaining amount of Common Share Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

      The Warrant Agreements may be amended or supplemented without the consent of the holders of the Common Share Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Common Share Warrants and that do not adversely affect the interests of the holders of the Common Share Warrants.

ADJUSTMENTS

      Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of Common Shares covered by, a Common Share Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Shares payable in shares of beneficial interest and share splits, combinations or reclassifications of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase Common Shares at less than their current market price (as defined in the Warrant Agreement for such series of Common Share Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Shares) or of subscription rights and warrants (excluding those referred to above).

      No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Share Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Common Share Warrant will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

      In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Shares); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Share Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Share Warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Share Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Share Warrant following any such event consists of common shares of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Share Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common shares were Common Shares.


                  DESCRIPTION OF SHAREHOLDER PURCHASE RIGHTS

      As set forth under "Plan of Distribution" below, the Company may sell the Offered Securities to investors directly through Shareholder Purchase Rights. If Offered Securities are to be sold through Shareholder Purchase Rights, such Shareholder Purchase Rights will be distributed as a dividend to the Company's shareholders for which shareholders will pay no separate consideration. The Prospectus Supplement with respect to the offer of Offered Securities pursuant to Shareholder Purchase Rights will set forth the relevant terms of the Shareholder Purchase Rights, including (i) whether Common Shares or Common Share Warrants, or both, will be offered pursuant to the Shareholder Purchase Rights and the number of Common Shares and Common Share Warrants, as applicable, which will be offered pursuant to the Shareholder Purchase Rights, (ii) the period during which and the price at which the Shareholder Purchase Rights will be exercisable, (iii) the number of Shareholder Purchase Rights then outstanding, (iv) any provisions for changes to or adjustments in the exercise price of the Shareholder Purchase Rights and (v) any other material terms of the Shareholder Purchase Rights. See "Plan of Distribution."


                 CERTAIN PROVISIONS OF MARYLAND LAW AND OF
               THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

      The following paragraphs summarize material provisions of Maryland law, the Declaration of Trust and the Bylaws. The summary does not purport to be complete and reference is made to Maryland law as well as the Declaration of Trust and the Bylaws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

BOARD OF TRUSTEES

      The Declaration of Trust and the Bylaws provide that the number of Trustees of the Company may be established by a majority of a quorum of the entire Board of Trustees but may not be fewer than three nor more than fifteen. The Declaration of Trust provides that a majority of the Trustees must be persons who are not affiliated with any member of the Burnam Family or officers or employees of the Company ("Independent Trustees"). Any vacancy on the Board of Trustees will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining Trustees (even if less than a quorum), except that a vacancy resulting from an increase in the number of Trustees will be filled by a majority of the entire Board of Trustees and, in the event that a majority of the Board of Trustees are not Independent Trustees by reason of the resignation or removal of one or more Independent Trustees or otherwise, the remaining Independent Trustees (or, if there are no Independent Trustees, the remaining members of the Board of Trustees) shall promptly elect that number of Independent Trustees necessary to cause the Board of Trustees to include a majority of Independent Trustees.

      Pursuant to the terms of the Declaration of Trust, the Trustees are divided into three classes, holding office initially for one-year, two-year and three-year terms, respectively. As these initial terms expire, Trustees in each class are elected for terms of three years and until their successors are duly elected and qualified. The Company believes that classification of the Board of Trustees will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Trustees.

      The classified Trustee provision could have the effect of making the removal of incumbent Trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees.

      Holders of Common Shares have no right to cumulative voting for the election of Trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of Common Shares voting together as a single class will be able to elect all of the successors of the Trustees whose terms expire at that meeting. Trustees may be removed at any time by the affirmative vote of the holders of two-thirds of the Common Shares.


BUSINESS COMBINATIONS

      Under the Maryland General Corporation Law, as amended from time to time (the "MGCL"), as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the shares of the trust or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be (a) recommended by the Board of Trustees of such trust and (b) approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares (other than voting shares held by the Interested Shareholder with whom the business combination is to be effected or by an affiliate or associate thereof), voting together as a single group, unless, among other things, the company's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of Maryland law do not apply, however, to business combinations with a particular Interested Shareholder or its existing or future affiliates that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder or if the original declaration of trust includes a provision electing not to be governed, in whole or in part, as to business combinations generally, specifically or generally by types, as to identified or unidentified existing or future Interested Shareholders or their affiliates. The

Declaration of Trust, in accordance with Maryland law, exempts the Burnam Family from the foregoing restrictions. As a result, members of the Burnam Family may be able to enter into business combinations with the Company, which may not be in the best interests of the shareholders, without compliance by the Company with the super-majority voting requirements and the other provisions of the statute.


CONTROL SHARE ACQUISITIONS

      The MGCL, as applicable to Maryland real estate investment trusts, imposes limitations on the voting rights of shares acquired in a "control share acquisition" relating to a Maryland real estate investment trust. The MGCL defines a "control share acquisition" as the acquisition of "control shares," which is defined as voting shares that would entitle the acquiror to exercise voting power in electing trustees in excess of the following levels of voting power: 20%, 33 1/3%, and 50%. The MGCL requires a two-thirds shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to shares acquired in a control share acquisition. The MGCL also requires a Maryland real estate investment trust to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) delivers a written undertaking to pay the expenses of such special meeting or, if required by the Board of Trustees, posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the MGCL gives a Maryland real estate investment trust, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target company within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the MGCL provides that if, before a control share acquisition occurs, voting rights are accorded to the control shares which results in the acquiring person having a majority of voting power, then minority shareholders are entitled to appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or
(b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Declaration of Trust, in accordance with Maryland law, contains a provision exempting acquisitions of shares by the Burnam Family from the foregoing provisions.


AMENDMENT TO THE DECLARATION OF TRUST

      The Declaration of Trust may be amended only by the affirmative vote or written consent of the holders of not less than a majority of all of the shares of beneficial interest entitled to vote on the matter, except that the Trustees by a two-thirds vote may amend provisions of the Declaration of Trust from time to time to qualify as a real estate investment trust under the Code and the Maryland REIT Law.


TERMINATION OF THE COMPANY

      The Declaration of Trust permits the termination of the Company and the discontinuation of the operations of the Company by the affirmative vote or written consent of the holders of not less than two-thirds of the outstanding shares of beneficial interest.


ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

      The Bylaws provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Trustees, or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders, and, if the Board of Trustees has determined that Trustees shall be elected at any such meeting, nominations of persons for election to the Board of Trustees may be made only on terms similar to those for annual meetings.


ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE DECLARATION OF TRUST AND BYLAWS

      The business combination provisions and the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on classification of the Board of Trustees and removal of Trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.


                    FEDERAL INCOME TAX CONSIDERATIONS

      The following is a description of the material Federal income tax consequences to the Company and its shareholders of the treatment of the Company as a REIT. The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. The discussion does not discuss all aspects of Federal income tax law that may be relevant to a prospective shareholder in light of his particular circumstances or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws nor does the discussion address special considerations, if any, which may relate to the purchase of Common Share Warrants.

      THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES OFFERED HEREBY, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

      If certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (i.e., at both the corporate and shareholder levels) that generally results from the use of corporations.

      If the Company fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

      The Company has elected REIT status effective for the taxable year ended December 31, 1994, and the Board of Trustees of the Company believes that the Company has operated and expects that the Company will continue to operate in a manner that has enabled the Company to qualify as a REIT and will permit the Company to maintain its REIT status in each taxable year thereafter. There can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a REIT depends on the Company continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on the Company's operating results.

TAXATION OF THE COMPANY

      General. In any year in which the Company qualifies as a REIT it will not, in general, be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. The Company may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

      Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability.
The Company will also be subject to a tax of 100% on net income from any "prohibited transaction" as described below, and if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or
(ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company may also be subject to the corporate alternative minimum tax, as well as tax in certain situations not presently contemplated. The Subsidiary Company will be taxed on its income at regular corporate rates. The Company will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

      In order to qualify as a REIT, the Company must meet, among others, the following requirements:

      Share Ownership Tests. The Company's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year).
In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. These share ownership requirements need not be met until the second taxable year of the Company for which a REIT election is made.

      In order to attempt to ensure compliance with the foregoing share ownership tests, the Company has placed certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, under Treasury regulations the Company must maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A shareholder failing or refusing to comply with the Company's written demand must submit with his tax return a similar statement disclosing the actual ownership of Company shares of beneficial interest and certain other information. In addition, the Declaration of Trust provides restrictions regarding the transfer of its shares of beneficial interest that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Shares--Restrictions on Transfer."

      Asset Tests. At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets (with "assets" being determined in accordance with generally accepted accounting principles). First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of the Company's total assets or (ii) 10% of the outstanding voting securities of any one such issuer. Where the Company invests in a partnership (such as the Operating Partnership), it will be deemed to own a proportionate share of the partnership's assets. See "--Tax Aspects of the Company's Investments in Partnerships--General." Accordingly, the Company's investment in the Facilities through its interest in the Operating Partnership is intended to constitute an investment in qualified assets for purposes of the 75% asset test.

      The Operating Partnership owns 100% of the non-voting preferred stock and 5% of the voting stock of the Subsidiary Company. See "The Company." By virtue of its partnership interest in the Operating Partnership, the Company is deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of the Subsidiary Company, as described above. Because the Operating Partnership owns only 5% of the voting securities of the Subsidiary Company, and the preferred stock's approval right is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer should not be exceeded.

      Based upon its analysis of the total estimated value of the Subsidiary Company stock owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership and the other assets of the Company, the Company believes that the Company's pro rata share of the stock of the Subsidiary Company owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets. This 5% limitation must be satisfied not only as of the date that the Company (directly or through the Operating Partnership) acquired securities of the Subsidiary Company, but also at the end of any quarter in which the Company increases its interest in the Subsidiary Company or so acquires other property. In this respect, if the holder of a right to exchange Units for Common Shares, including BHC or an Original Investor, exercises such rights, the Company will thereby increase its proportionate (indirect) ownership interest in the Subsidiary Company, thus requiring the Company to meet the 5% test in any quarter in which such conversion option is exercised. A similar result will follow in the case of any exchange of Units by Operating Partnership or Subsidiary Company employees that they received pursuant to the option plan established by the Company. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Subsidiary Company.

      Gross Income Tests. There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investments in Partnerships--General" below. The three tests are as follows:

      The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below);
(ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;
(v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and
(viii) certain qualified temporary investment income attributable to the investment of new capital received by the Company in exchange for its shares during the one-year period following the receipt of such capital.

      Rents received from a customer will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience."

      The Company intends to monitor its operations in the context of these standards so as to satisfy the 75% and 95% gross income tests. The Operating Partnership provides certain services at the Facilities it owns and may provide certain services at any newly acquired self-storage facilities of the Operating Partnership. The Company believes for purposes of the 75% and 95% gross income tests, that the services provided at such facilities and any other services and amenities provided by the Operating Partnership or its agents with respect to such facilities are and will continue to be of the type usually or customarily rendered in connection with the rental of space for occupancy only. The Company intends that services that cannot be provided directly by the Operating Partnership, the Subsidiary Company or other agents will be performed by independent contractors.

      The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. The Company intends to closely monitor its non-qualifying income and anticipates that non-qualifying income from its other activities will not result in the Company failing to satisfy either the 75% or 95% gross income test. The Operating Partnership owns partnership interests in certain joint ventures which own certain Facilities. No assurance can be given that such partnerships will not realize non-qualifying income, in which case the Operating Partnership's distributive share of such income would be non-qualifying income.

      For purposes of determining whether the Company complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, it does not include a sale of property if such property is held by the Company for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of the Company--General" and "--Tax Aspects of the Company's Investments in Partnerships--Sale of the Facilities."

      The Company believes that, for purposes of both the 75% and the 95% gross income tests, its investment in the Facilities through the Operating Partnership will in major part give rise to qualifying income in the form of rents, and that gains on sales of the Facilities, or of the Company's interest in the Operating Partnership, generally will also constitute qualifying income.

      Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect;
(ii) the Company reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, the Company will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability.

      The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions); (ii) stock or securities (including an interest rate swap or cap agreement) held for less than one year; and (iii) property in a prohibited transaction. The Company does not anticipate that it will have difficulty in complying with this test. However, if extraordinary circumstances were to occur that give rise to dispositions of self-storage facilities held for less than four years (for example, on account of the inability to obtain refinancing), the 30% test could become an issue.

      Annual Distribution Requirements. In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to
(A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

      The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand; due to the Operating Partnership's inability to control cash distributions with respect to any properties as to which it does not have decision making control; or for other reasons. To avoid a problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

      If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

      Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.


TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

      General. The Company holds a partnership interest in the Operating Partnership. See "The Company." In addition, the Operating Partnership owns partnership interests in several joint venture partnerships which own certain Facilities. In general, a partnership is a "pass-through" entity which is not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See "--Taxation of the Company--General" and "--Gross Income Tests."

      Each partner's share of a partnership's tax attributes is determined in accordance with the partnership agreement, although the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Code Section 704(b) and the regulations thereunder. The Operating Partnership's allocations of tax attributes are intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross incomes tests discussed above, the Company will be deemed to have received a share of the income of the Partnership based on its capital interest in the Operating Partnership.

      Also, any resultant increase in the Company's REIT taxable income from its interest in the Operating Partnership (whether or not a corresponding cash distribution is also received from the Operating Partnership) will increase its distribution requirements (see "--Taxation of the Company--Annual Distribution Requirements"), but will not be subject to Federal income tax in the hands of the Company provided that an amount equal to such income is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "--Taxation of the Company--Asset Tests"), the Company will include its proportionate share of assets held by the Operating Partnership (including the Operating Partnership's share of assets held through its interests in the joint venture partnerships).

      Entity Classification. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the Service of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation for Federal income tax purposes). If the Operating Partnership were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the REIT asset tests and the REIT gross income tests (see "--Taxation of the Company--Asset Tests" and "--Gross Income Tests"), which in turn would prevent the Company from qualifying as a REIT. (See "--Taxation of the Company--Failure to Qualify" above, for a discussion of the effect of the Company's failure to meet such tests.) A similar result could occur if any of the joint venture partnerships in which the Operating Partnership owns a partnership interest were classified as associations taxable as corporations.

      Tax Allocations with Respect to the Facilities. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Facilities or interests therein), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of the Operating Partnership included contributions of appreciated property (including certain of the Facilities or interests therein). Consequently, the Partnership Agreement requires certain allocations to be made in a manner consistent with Section 704(c) of the Code.

      In general, certain contributors of certain of the Facilities or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership on the contributed assets (including certain of such Facilities). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of
Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale or a deemed sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to the Company in excess of corresponding cash proceeds in certain circumstances.

      Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the method under current law. The Operating Partnership and the Company will use the traditional method for making allocations under Section 704(c) with respect to the existing Facilities.

      With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership as well as certain Facilities acquired in taxable transactions, in general, such property will initially have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.

      Sale of the Facilities. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company--General" and "Gross Income Tests-- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold (and, to the extent within its control, to have any joint venture in which the Operating Partnership is a partner so hold) the Facilities for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the Facilities and other self-storage facilities, and to make such occasional sales of the Facilities and other facilities acquired subsequent to the date hereof as are consistent with the Company's investment objectives. Based upon the Company's investment objectives, the Company believes that overall the Facilities should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF SHAREHOLDERS

      Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares of beneficial interest of the Company. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Common Shares by the amount of such excess distribution (but not below zero), with distributions in excess of the shareholder's tax basis being taxed as capital gains (if the Common Shares are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to Company shareholders.

      In general, any loss upon a sale or exchange of Common Shares by a shareholder who has held such Common Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gains.

      Backup Withholding. The Company will report to its domestic shareholders and to the Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "Certain United States Tax Considerations for Non-U.S. Shareholders--Distributions from the Company-- Capital Gain Dividends" below.

      Taxation of Tax-Exempt Shareholders. The Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the Company, consistent with its present intent, does not hold a residual interest in a REMIC.

      However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of shares of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT. The Company does not expect to be a "pension-held REIT."

OTHER TAX CONSIDERATIONS

      Subsidiary Company. The income of the Subsidiary Company is subject to Federal and state income tax at full corporate rates, and the Subsidiary Company cannot claim a deduction for the dividends it pays to its shareholders, including the Company. To the extent that the Subsidiary Company pays Federal, state or local taxes, it will have less cash available to distribute to its shareholders, thereby reducing cash available for distribution by the Company to its shareholders. The Subsidiary Company will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful.

      Possible Legislative or Other Actions Affecting Tax
Consequences. Prospective shareholders should recognize that the present Federal income tax treatment of investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content (including with respect to effective dates) of any tax legislation which may be enacted. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in the Company.

      In particular, the Treasury Department promulgated regulations on December 29, 1994 that would permit the Service to recharacterize transactions involving partnerships purporting to create tax advantages inconsistent with the intent of the partnership provisions of the Code. The intended application of these regulations is uncertain. Nonetheless, although the matter is not free from doubt, it is believed that these regulations will not adversely affect the Company's ability to qualify as a REIT.

      State and Local Taxes. The Company and its shareholders may be subject to state or local taxation, and the Company and the Operating Partnership may be subject to state or local tax withholding requirements, in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above.

Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Common Shares.


                CERTAIN UNITED STATES TAX CONSIDERATIONS
                     FOR NON-U.S. SHAREHOLDERS

      The following is a discussion of certain anticipated U.S. Federal income and U.S. Federal estate tax consequences of the ownership and disposition of shares of beneficial interest applicable to Non-U.S. Shareholders of such shares. A "Non-U.S. Shareholder" is (i) any individual who is neither a citizen nor resident of the United States, (ii) any corporation or partnership other than a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof or under the laws of the District of Columbia, (iii) any estate the income of which, from sources without the United States which is not effectively connected with the conduct of a trade or business within the United States, is not includable in gross income for United States Federal income tax purposes or (iv) any trust which is not a "United States Trust".
A United States Trust is (a) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year, any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust, and (b) for all other taxable years, any trust whose income is includable in gross income for United States Federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion does not address other aspects of U.S. Federal taxation other than income and estate taxation or all aspects of U.S. Federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Shareholder.

      PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF BENEFICIAL INTEREST.

DISTRIBUTIONS FROM THE COMPANY

      Ordinary Dividends. The portion of dividends received by Non-U.S. Shareholders payable out of the Company's earnings and profits that are not attributable to capital gains of the Company and that are not effectively connected with a U.S. trade or business of the Non-U.S. Shareholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty or the Non-U.S. Shareholder files an Internal Revenue Service Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder). Under certain limited circumstances, the amount of tax withheld may be refundable, in whole or in part, because of the tax status of certain partners or beneficiaries of Non-U.S. Shareholders that are either foreign partnerships or foreign estates or trusts. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of shares of beneficial interest. In cases where the dividend income from a Non-U.S. Shareholder's investment in shares of beneficial interest is (or is treated as) effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation).

      Under currently applicable Treasury regulations, withholding agents are required to determine the applicable withholding rate pursuant to the appropriate tax treaty, and withhold the appropriate amount. Treasury regulations proposed in 1996, which have not been adopted, and are, therefore, not currently effective, would, if and when they become effective, require Non-U.S. Shareholders to file a form W-8 to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends paid after December 31, 1997. Such form would require a representation by the holder as to foreign status, the holder's name and permanent residence address, the basis for a reduced withholding rate (e.g., the relevant tax treaty) and other pertinent information, to be certified by such holder under penalties of perjury. Such information is subject to being reported to the Internal Revenue Service. A permanent resident address for this purpose generally is the address in the country where the person claims to be a resident for the purpose of the country's income tax. If the beneficial holder is a corporation, then the address is where the corporation maintains its principal office in its country of incorporation.

      Capital Gain Dividends.  Under the Foreign Investment in Real Property
Tax Act of 1980 ("FIRPTA"), any distribution made by the Company to a Non-U.S. Shareholder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Shareholder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of such distribution to the extent it constitutes USRPI Capital Gains. Such distribution may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation.

      Non-Dividend Distributions. Any distributions by the Company that exceed both current and accumulated earnings and profits of the Company will not be taxed as either ordinary dividends or capital gain dividends. See "Federal Income Tax Considerations--Taxation of Shareholders--Taxation of Taxable Domestic Shareholders." However, if it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding. Should this occur, the Non-U.S. Shareholder may seek a refund of overwithholding from the Service once it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

DISPOSITIONS OF SHARES OF BENEFICIAL INTEREST

      Unless the shares of beneficial interest constitute USRPIs, a sale or exchange of shares of beneficial interest by a Non-U.S. Shareholder generally will not be subject to U.S. taxation under FIRPTA. The shares of beneficial interest will not constitute USRPIs if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. It is currently anticipated that the Company will be a domestically controlled REIT and, therefore, that the sale of shares of beneficial interest will not be subject to taxation under FIRPTA. No assurance can be given that the Company will continue to be a domestically controlled REIT.

      If the Company does not constitute a domestically controlled REIT, a Non-U.S. Shareholder's sale or exchange of shares of beneficial interest generally will still not be subject to tax under FIRPTA as a sale of USRPIs provided that (i) the Company's shares of beneficial interest are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Common Shares are listed) and
(ii) the selling Non-U.S. Shareholder held 5% or less of the Company's outstanding shares of beneficial interest at all times during a specified testing period.

      If gain on the sale or exchange of shares of beneficial interest were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, and the purchaser of shares of beneficial interest could be required to withhold 10% of the purchase price and remit such amount to the Service. The branch profits tax would not apply to such sales or exchanges.

      Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases: (i) if the Non-U.S. Shareholder's investment in shares of beneficial interest is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to 30% tax on the individual's capital gain (unless reduced or eliminated by treaty).

FEDERAL ESTATE TAX

       Shares of beneficial interest owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      The Company must report annually to the Service and to each Non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

      U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares of beneficial interest to a Non-U.S. Shareholder at an address outside the United States. The proposed Treasury regulations referred to under "--Distributions from the Company--Ordinary Dividends," in general, would similarly require a Non-U.S Shareholder to provide the form W-8 previously referred to in order for dividends paid after December 31, 1997 to be exempt from backup withholding and information reporting.

      The payment of the proceeds from the disposition of shares of beneficial interest to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. Federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. Under proposed Treasury regulations, a payment of the proceeds from the disposition of shares of beneficial interest to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a U.S. person.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. Federal income tax liability, provided that required information is furnished to the Service.

      These backup withholding and information reporting rules are currently under review by the Treasury Department, and their application to shares of beneficial interest is subject to change.


                           PLAN OF DISTRIBUTION

      The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Direct sales to investors may be accomplished through subscription offerings or through Shareholder Purchase Rights distributed to the Company's shareholders. See "Description of Shareholder Purchase Rights." In connection with subscription offerings or the distribution of Shareholder Purchase Rights to shareholders, if all of the underlying Offered Securities are not subscribed for, the Company may sell such unsubscribed Offered Securities to third parties directly or through underwriters or agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, the Company may concurrently offer additional Offered Securities to third parties directly or through underwriters or agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

      The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

      Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.


                                   EXPERTS

      The consolidated and combined financial statements and related schedule of Storage Trust Realty and Predecessor Company (as defined in such financial statements) at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The Historical Summaries of Combined Gross Revenue and Direct Operating Expenses with respect to two facilities acquired since December 31, 1995 for the year ended December 31, 1995, included in the Company's Current Report on Form 8-K dated May 24, 1996 (filed June 7, 1996) and incorporated by reference in this Prospectus and the Registration

Statement of which this Prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The Historical Summaries of Combined Gross Revenue and Direct Operating Expenses with respect to nine facilities acquired since December 31, 1995 for the year ended December 31, 1995, included in the Company's Current Report on Form 8-K dated September 16, 1996 (filed October 29, 1996) and incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be (to the extent covered by consents filed with the Securities and Exchange Commission), incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing. The historical summary of combined gross revenue and direct operating expenses of the 25 Facilities acquired on May 24, 1996 from Balcor/Colonial Storage Income Fund-86 for the year ended December 31,
1995 has been incorporated by reference in the Registration Statement, of which this Prospectus is a part, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                LEGAL MATTERS

      Certain legal matters relating to the validity of the Offered Securities will be passed upon for the Company by Mayer, Brown & Platt. Mayer, Brown & Platt has in the past represented and is currently representing the Company and certain of its affiliates.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------

      The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:

      SEC registration fee                              $      45,713
      Printing and duplicating expenses                       150,000
      Legal fees and expenses                                 140,000
      Blue Sky fees and expenses                               60,000
      Accounting fees and expenses                            100,000
      NASD Filing Fee                                          15,500
      Miscellaneous expenses                                   40,000
                                                        -------------
                          Total                         $     551,213
                                                        =============

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.
          ----------------------------------------

      As permitted by Maryland law, the Declaration of Trust provides that a Trustee or officer of the Company shall not be liable for monetary damages to the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that (1) the person actually received an improper benefit or profit in money, property or services or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

      The Registrant's officers and Trustees will be indemnified under the Declaration of Trust and Bylaws of the Registrant, certain indemnification agreements with the Registrant, and the Partnership Agreement of the Operating Partnership against certain liabilities. The Declaration of Trust and Bylaws require the Registrant to indemnify its Trustees and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability to which they become subject by reason of their services in those or other capacities unless it is established that the act or omission of the Trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the Trustee or officer actually received an improper personal benefit or, in the case of any criminal proceeding, the Trustee or officer had reasonable cause to believe that the act or omission was unlawful. The indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Declaration of Trust and the Bylaws.

      The Partnership Agreement of the Operating Partnership also provides for indemnification of the Registrant and its officers and Trustees to the same extent indemnification is provided to officers and Trustees of the Registrant in its Declaration of Trust, and limits the liability of the Registrant and its officers and Trustees to the Operating Partnership and its partners to the same extent the liability of the officers and Trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant's Declaration of Trust.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
          ------------------------------------------

      See the Exhibit Index included herewith which is hereby incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.
          ------------

      The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(i) and (a)(ii) do
                  -------- --------
                  not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
                  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to supplement the applicable prospectus supplement, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the applicable prospectus supplement, a post-effective amendment will be filed to set forth the terms of such offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                             POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each of Storage Trust Realty, a Maryland real estate investment trust, and each of the undersigned Trustees and officers of Storage Trust Realty, hereby constitutes and appoints Gordon Burnam, Michael G. Burnam, P. Crismon Burnam and Stephen M. Dulle its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done, as fully and to all intents and purposes as it, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Missouri on the 15th day of November, 1996.

                                       STORAGE TRUST REALTY


                                       By
                                         --------------------------------------
                                              Michael G. Burnam
                                              Its:  Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 15th day of November, 1996.

           Name                                Title
           ----                                -----

                                  Chief Executive Officer and Trustee
-----------------------------     (Principal Executive Officer)
     Michael G. Burnam

                                  Chief Financial Officer
-----------------------------     (Principal Financial and Accounting Officer)
      Stephen M. Dulle

                                  Chairman of the Board of Trustees
-----------------------------
       Gordon Burnam

                                  Chief Operating Officer and Trustee
-----------------------------
     P. Crismon Burnam


                                  Trustee
-----------------------------
        Blake Eagle


                                  Trustee
-----------------------------
      Randall K. Rowe

                                  Trustee
-----------------------------
      Daniel C. Staton

                                  Trustee
-----------------------------
      Fredrick W. Petri

                                             INDEX TO EXHIBITS

EXHIBIT                                DOCUMENT DESCRIPTION
NUMBER                                 --------------------
-------
4.1         Second Amended and Restated Declaration of Trust of the Registrant
            (Incorporated by reference to exhibit 3.5 to Registration Statement No. 33-83016).
4.2         Amended and Restated Bylaws of the Registrant (Incorporated by reference to exhibit 3.4 to
            Registration Statement No. 33-83016).
4.3         Amended and Restated Agreement of Limited Partnership of Storage Trust Properties, L.P., as
            amended by the First Amendment thereto (Incorporated by reference to exhibit 10.1 to the
            Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, and exhibit -----
            to the Registrant's Quarterly Report on Form 10Q for the quarter ended September 30, 1996.)
4.4         Form of Common Share Certificate (Incorporated by reference to exhibit 4.1 to Registration
            Statement No. 33-83016).
4.5<F*>     Form of Warrant Agreement including Form of Warrant Certificates.
5.1         Opinion of Mayer, Brown & Platt.
8.1         Tax Opinion of Mayer, Brown & Platt.
23.1        Consent of Ernst & Young, LLP.
23.2        Consent of KPMG Peat Marwick LLP.
23.3        Consent of Mayer, Brown & Platt (Included in the opinions filed as Exhibits 5.1 and 8.1 to this
            Registration Statement).
24.1        Power of Attorney (Included on page II-4 of this Registration Statement).

<F*>To be filed by amendment or incorporated by reference in connection with the offering of the Offered Securities.